Exhibit 4.1

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF.  THE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT, EXCEPT AS OTHERWISE AGREED BY THE COMPANY, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

QUERYOBJECT SYSTEMS CORPORATION

SENIOR CONVERTIBLE PROMISSORY NOTE

$100,000	________, 2007

FOR VALUE RECEIVED QUERYOBJECT SYSTEMS CORPORATION, a Delaware corporation (the “Company”), promises to pay to Dalewood Associates LP (“Holder”), or its registered assigns, the aggregate principal sum of One Hundred Thousand and 00/100 ($100,000), together with accrued and unpaid interest from the date of this Note (as hereinafter defined) at a rate equal to eight percent (8.00%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days.  All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) _________, 2008 and (ii) an “Event of Default” (as hereafter defined) that has not been waived in writing by all “Holders” (as hereafter defined).

This note (the “Note”) is one of five notes issued as of the date hereof by the Company for working capital purposes.  Such notes are collectively referred to as “Notes,” and the holders of the Notes are collectively referred to as “Holders.”  Each of the Holders acknowledges and agrees that the payment of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes.

1.           Subordination of Other Indebtedness.  The indebtedness evidenced by this Note shall be senior in right of payment to any and all other indebtedness of the Company and the Company shall not incur any such other indebtedness unless in connection therewith the holder of such other indebtedness agrees to the subordination thereof to the indebtedness evidenced by the Note on such terms as the Holder may require; provided, however, that nothing in this Section 1 shall be construed as prohibiting the Company from incurring unsecured trade debts in the ordinary course of business.

2.           Prepayment.  The Company may prepay the Notes at any time prior to maturity of the Notes upon the written consent of all Holders.

3.           Conversion.

(a)           Subject to and upon compliance with the provisions of this Section 3, the Holder shall have the right, at its option, to convert this note into fully paid and nonassessable shares of Common Stock par value $0.003 per share, of the Company (“Common Stock”) at the “Conversion Price” upon the terms set forth herein.

(b)           Conversion Price.

(i)           This Note shall be converted into a number of shares of Common Stock determined by dividing (i) the face amount of this Note by (ii) the Conversion Price in effect on the Conversion Date.  The Conversion Price at which shares of Common Stock shall initially be issuable upon conversion shall be $0.003.  The Conversion Price shall be subject to adjustment as set forth in Section 3(e) below.

(c)           Mechanics of Conversion.

(i)           The Holder must exercise the conversion right by surrendering to the Company at its principal office or to any transfer agent of the Company this Note, accompanied by written notice specifying the number of shares to be converted and the name or names in which it desires the certificate or certificates of shares of Common Stock to be issued.

(ii)           Conversion shall be deemed to have been effected on the date when delivery of this Note and a notice of an election to convert is made.  Such date is referred to herein as the “Conversion Date.”

(iii)           As promptly as practicable after the Conversion Date, the Company shall issue and deliver upon the written order of the Holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled.

(iv)           The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date.

(v)           Upon conversion of only a portion of this Note surrendered for conversion, the Company shall issue and deliver to or upon the written order of the Holder, at the expense of the Company, a new Note in the face amount representing the unconverted portion of this Note so surrendered.

(d)           Fractional Shares.  No fractional shares of Common Stock or scrip shall be issued upon conversion of this Note.  Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of this Note, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest.

(e)           Adjustment Provisions.  The Conversion Price shall be subject to adjustment from time to time as follows:

(i)           Conversion Price Adjustments.  The Conversion Price hereof shall be subject to adjustment at any time when this Note is issued and outstanding, in the following manner (i) the Conversion Price shall be proportionately reduced if the number of outstanding shares of Common Stock, as a class, is increased by a stock split, stock dividend, reclassification or other similar event; and (ii) the Conversion Price shall be proportionately increased if the number of outstanding shares of Common Stock, as a class, is decreased by a reverse stock split, combination or reclassification of shares, or other similar event.

(ii)           Adjustment in the Aggregate Number of Shares.  Upon each adjustment of the Conversion Price pursuant to the provisions of this Section 3, the aggregate number of shares of Common Stock issuable upon the exercise of this Note shall be adjusted to the nearest full number obtained by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon conversion of this Note immediately prior to such adjustment and dividing the product so obtained by the adjusted Conversion Price.

(iii)           Adjustment Due to Mergers, Consolidation, etc.  If, at any time when this Note is issued and outstanding, there shall be (i) any consolidation or merger of the Company with any other corporation (other than a merger in which the Company is the surviving or continuing entity and the owners of the Company’s voting capital stock immediately prior to such merger continue to hold at least 50% of the voting securities of the Company after the merger), (ii) any sale or transfer of all or substantially all of the assets of the Company or (iii) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each such event a “Merger Event”), then the Holder shall thereafter have the right to receive upon the conversion of his or its Note, upon the basis and upon the terms and conditions specified herein and in lieu of shares of Common Stock, such shares of stock, securities and other property as would have been issuable or payable in connection with the Merger Event with respect to or in exchange for the number of shares of Common Stock immediately theretofore issuable and receivable upon the exercise of this Warrant had such Merger Event not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder to the effect that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and the corresponding number of shares of Common Stock issuable upon conversion of this Note) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof.  The Company shall not effect any transaction described in this Section 3(e) unless (x) the Holder of this Note has been given written notice as provided in Section 3(f), and (y) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligations of this Section 3(e).  The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

(iv)           Adjustment for Other Events.  If any event occurs as to which the foregoing provisions of this Section 3 are not strictly applicable or, if strictly applicable, would not fairly and adequately protect the conversion rights of this Note in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, to protect such exercise rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Conversion Price or decreasing the number of shares of Common Stock issuable upon conversion of this Note.

(f)           Notice to Holders.  If the Company proposes to take any action of the type described in Section 3(e), the Company shall give notice to the Holder in the manner set forth in this Section 3(f), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place.  Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of this Note.  In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(g)           Treasury Stock.  For the purposes of this Section 3, the sale or other disposition of any Common Stock theretofore held in the Company’s treasury shall be deemed to be an issuance thereof.

(h)           Costs.  The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any part of this Note; provided, however, that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder in respect of which such shares are being issued.

(i)           Reservation of Shares.  The Company shall reserve at all times, as long as this Note remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purposes of effecting the conversion of the Notes, sufficient shares of Common Stock to provide for the conversion of all the Notes.

(j)           Approvals.  If any shares of Common Stock to be reserved for the purpose of conversion of this Note require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.

(k)           Valid Issuance.  Upon issuance by the Company, all shares of Common Stock which may be issued upon conversion of this Note shall be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Company shall take no action which will cause a contrary result (including but not limited to, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

(l)           No Impairment.  The Company will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Amended and Restated Certificate of Incorporation and in the taking of all such action as may be necessary or appropriate to protect the rights of the Holders against impairment.

4.           Default and Remedies.

(a)           Defaults.  The Company shall be deemed in default under this Note upon the occurrence of any of the following events (each an “Event of Default”):

(i)           Failure to Pay.  The Company shall fail to pay when due any principal payment or interest or other payment required under the terms of this Note; or

(ii)           Breaches of Other Covenants.  The Company shall fail to observe or perform any other material covenant, obligation, condition or agreement contained in this Note and such breach of a covenant, obligation, condition or agreement shall not be cured by the Company within fifteen (15) days after the Holder has provided written notice to the Company of such breach; or

(iii)           Representations and Warranties.  Any representation, warranty or certificate required to be made or furnished by or on behalf of the Company to the Holder in writing under the terms of this Note, or as an inducement to the Holder to enter into this Note, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(iv)           Other Payment Obligations.  The Company shall (i) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness and such failure shall continue beyond any period of grace provided with respect thereto, unless such failure is a result of a dispute in good faith or represents amounts that will not have a material adverse effect on the financial condition of the Company, or (ii) default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of indebtedness, which default is not a result of a dispute in good faith, and the effect of such failure or default is to cause, or permit the holder or holders thereof to cause, indebtedness to become due prior to its stated date of maturity; or

(v)           Voluntary Bankruptcy or Insolvency Proceedings.  The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admits in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of it or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(vi)           Involuntary Bankruptcy or Insolvency Proceedings.  Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or any of its subsidiaries or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement; or

(vii)           Judgments.  A final judgment or order for the payment of money in excess of One Hundred Thousand Dollars ($100,000) shall be rendered against the Company and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy;

5.           Remedies.  Upon the occurrence and during the continuance of any Event of Default that has not been waived in writing by all the Holders:  (i) if such Event of Default is other than an Event of Default specified in Section 4(v) or 4(vi) hereof, the Holder, by delivery of notice in writing to the Company, may declare the aggregate principal amount and all accrued and unpaid interest hereunder to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable, (ii) if such Event of Default is an Event of Default specified in Section 4(v) or 4(vi) hereof, the principal amount of the Notes then outstanding and all accrued and unpaid interest hereunder shall become and be immediately due and payable without any declaration or other act on the part of the Holder, and (iii) the Company shall pay all reasonable expenses of the Holder (including all reasonable legal fees and expenses) incurred in effecting or attempting to effect collection or enforcement of this Note.

6.           Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default.

(a)           No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

(b)           No delay or omission of the Holder to exercise any right or power accruing upon any Event of Default occurring and continuing under this Note shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by this Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holder.

(c)           All Holders may waive any past Event of Default hereunder and its consequences.  In the case of any such waiver, the Company and the Holder shall be restored to their former positions and rights under this Note, respectively, with respect to the Event of Default as to which a waiver is given, but no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon.

7.           Payments Free of Taxes, Etc.  All payments made by the Company under this Note shall be made by the Company free and clear of and without deduction for any and all present and future taxes, levies, charges, deductions and withholdings.  In addition, the Company shall pay upon demand any stamp or other taxes, levies or charges of any jurisdiction with respect to the execution, delivery, registration, performance and enforcement of this Note.  Upon request by the Holder, the Company shall furnish evidence satisfactory to the Holder that all requisite authorizations and approvals by, and notices to and filings with, governmental authorities and regulatory bodies have been obtained and made and that all requisite taxes, levies and charges have been paid.

8.           Waiver and Amendment.  Any provision of the Notes may be amended, waived or modified upon the written consent of the Company and the Holders.

9.           Governing Law.  This Note shall be governed by the corporate laws of the State of New York and, as to matters of law other than corporate law, shall be governed by the laws of the State of New York as they apply to contracts entered into and wholly to be performed in such state by residents thereof.

10.           Successors and Assigns.  Subject to the restrictions on transfer described in Section 12 below, the respective rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

11.           Transfer of this Note.  With respect to any offer, sale or other disposition of this Note, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof and the identity of the transferee, a consent of the party to whom the Holder proposes to sell or dispose this Note that such party agrees to be bound by the terms and conditions of the Security Agreement and, if necessary, a written opinion of the Holder’s counsel reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, the Company, as promptly as practicable, shall notify the Holder that the Holder may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company.  If a determination has been made pursuant to this Section 13 that the opinion of counsel for the Holder is not reasonably satisfactory to the Company, the Company shall so notify the Holder promptly after such determination has been made.  Each Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act of 1933, as amended.  The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.  Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company.  Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

12.           Assignment by Company.  Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of all the Holders, except in connection with an assignment in whole to a successor entity to the Company, provided that such successor entity acquires all or substantially all of Company’s property and assets and Holder’s rights hereunder are not impaired.  No assignment relieves the Company of any of its obligations hereunder.

13.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed effective upon actual receipt or, if earlier, (i) the date of delivery, if hand-delivered, (ii) five (5) business days after the date of deposit in U.S. mail, postage prepaid, for registered or certified mail (return receipt requested), (iii) one business day after the business day of transmission by facsimile (with acknowledgment of complete transmission and copy sent by first class U.S. mail, postage prepaid), and (iv) one business day after the business day of deposit with Federal Express or similar courier for overnight delivery, freight prepaid, in each case to a party as follows:

(a)	If to the Company:	QueryObject Systems Corporation c/o Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Attention: Chief Financial Officer

with a copy to:	Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Attention: David J. Adler, Esq.

(b)	If to the Holder, to the address set forth in the Company’s records.

Any party may change by notice the address to which notices to it are to be addressed.  Such notice of change of address must be deemed given and received, as provided for in this Section, 5 business days before any notice required or permitted under this Agreement in order to be effective.

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IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

COMPANY

QueryObject Systems Corporation

(Signature)

(Print Name)

(Title)